                                                                   EXHIBIT 4(C)
                                                                   ------------


                                LHS GROUP, INC.
                           STOCK INCENTIVE PLAN 1996

                               TABLE OF CONTENTS


                                                            Page
                                                            ----
ARTICLE 1                                                      1
      1.1  Purpose........................................     1
      1.2  Administration.................................     1
      1.3  Persons Eligible for Awards....................     2
      1.4  Types of Awards Under the Plan.................     2
      1.5  Shares Available for Awards....................     3
      1.6  Definitions of Certain Terms...................     3
      1.7  Agreements Evidencing Awards...................     4

ARTICLE 2                                                      5
      2.1  Grant of Stock Options.........................     5
      2.2  Exercisability of Options......................     5
      2.3  Limitation on Exercise.........................     6
      2.4  Payment of Option Price........................     6
      2.5  Termination of Employment Due to Death.........     8
      2.6  Special ISO Requirements.......................     8

ARTICLE 3                                                      9
      3.1  Grant of Restricted Stock Awards...............     9
      3.2  Issuance and Restrictions......................     9
      3.3  Forfeiture.....................................     9
      3.4  Certificates for Restricted Stock..............     9

ARTICLE 4                                                     10
      4.1  Grant of Other Stock-Based Awards..............    10

ARTICLE 5                                                     10
      5.1  Amendment of the Plan; Modification of Awards..    10
      5.2  Restrictions...................................    11
      5.3  Nontransferability.............................    11
      5.4  Withholding Taxes..............................    12
      5.5  Adjustments Upon Changes in Capitalization.....    12
      5.6  Right of Discharge Reserved....................    13
      5.7  No Rights as a Stockholder.....................    13
      5.8  Nature of Payments.............................    13
      5.9  Non-Uniform Determinations.....................    13
     5.10  Other Payments or Awards.......................    14
     5.11  Reorganization.................................    14
     5.12  Section Headings...............................    16
     5.13  Rights of First Refusal and....................    16
     5.14  Exculpation and Indemnification................    16
     5.15  Effective Date and Term of the Plan............    16
     5.16  Governing Law..................................    17

                                LHS GROUP, INC.
                             STOCK INCENTIVE PLAN

                                   ARTICLE 1
                                    GENERAL

      1.1  Purpose.
           -------

           The purpose of the LHS Group, Inc. Stock Incentive Plan (the "Plan") is to provide for certain officers, directors and key personnel, as defined in
Section 1.3, of LHS Group, Inc. (the "Company") and certain of its Affiliates an equity-based incentive in the form of stock options ("Options"), restricted stock and other stock-based awards to maintain and enhance the performance and profitability of the Company. It is the further purpose of this Plan to permit the granting of Options that will constitute performance based compensation for certain executive officers, as described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder, if and to the extent that relief from the Code Section 162(m) limitation on certain tax deductions is sought by the Company.

      1.2  Administration.
           ---------------

          (a) The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which Committee shall consist of two or more directors. It is intended that the directors appointed to serve on the Committee shall be "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" (within the meaning of Code Section 162(m)) to the extent Rule 16b-3 and (if necessary for relief from the limitation under Code Section 162(m) and such relief is sought by the Company) Code Section 162(m), respectively, are applicable; however, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.

          (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Plan agreements executed pursuant to the Plan, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make any determination necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved unanimously in writing by the entire Committee, shall be the acts of the Committee for purposes of the Plan.

          (c) The determination of the Committee on all matters relating to the Plan or any Plan agreement shall be conclusive.

          (d) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

          (e) Notwithstanding anything to the contrary contained herein: (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board, and (ii) the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In either of the foregoing events, unless otherwise provided herein, the term Committee as used herein shall be deemed to mean the Board.

      1.3 Persons Eligible for Awards.
          ----------------------------

          Awards under the Plan may be made to such officers, employee-directors and executive, managerial, professional or other employees ("key personnel") of the Company or its Affiliates as the Committee shall from time to time in its sole discretion select. From and after the date, if any, upon which the Common Stock shall be traded on a national securities exchange or on the Nasdaq National Market, non-employee directors and consultants of the Company will also be eligible to receive Awards under the Plan.

      1.4 Types of Awards Under the Plan.
          -------------------------------

          (a) Restricted Stock is Common Stock granted to a Participant under
Article 3 of the Plan that is subject to certain restrictions and to risk of forfeiture.

          (b) An Other Stock-Based Award is a right, granted to a Participant under Article 4 that relates to or is valued by reference to Common Stock or other Awards relating to Common Stock.

          (c) Options granted under the Plan may be either (i) "nonqualified" stock options subject to the provisions of Code Section 83 or (ii) options intended to qualify for incentive stock option treatment described in Code
Section 422 or any successor provision thereto.

          (d) All Options when granted are intended to be nonqualified stock options, unless the applicable Plan agreement explicitly states that the Option is intended to be an incentive stock option. If an Option is intended to be an incentive stock option, and if for any reason such Option (or any portion thereof) shall not qualify as an incentive stock option, then, to the extent of such nonqualification, such Option (or portion) shall be regarded as a nonqualified stock option appropriately granted under the Plan provided that such Option (or portion) otherwise meets the Plan's requirements relating to nonqualified stock options.

      1.5 Shares Available for Awards.
          ----------------------------

          (a) Subject to Section 5.5 (relating to adjustments upon changes in capitalization), the total number of shares of Common Stock with respect to which Awards may be granted under the Plan shall be four million (4,000,000) shares of Common Stock.

          In accordance with (and without limitation upon) the preceding sentence, Awards may be granted in respect of shares covered by previously-granted Awards that have expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting) and with respect to which shares a grantee has received no benefits of ownership (other than voting rights and dividends that were forfeited on such expiration, termination or cancellation).

          Over the life of the Plan, a person eligible for Awards under the Plan may not be granted Options under the Plan covering a total of more than one million (1,000,000) shares of Common Stock.


          (b) Shares of Common Stock that shall be subject to issuance pursuant to the Plan shall be authorized and unissued or treasury shares of Common Stock.

          (c) The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any grantee may be awarded incentive stock options which are first exercisable by the grantee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Code Section 422(d)) shall not exceed $100,000.

      1.6 Definitions of Certain Terms.
          -----------------------------

          (a) The term "Affiliate" as used herein means any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

          (b) The term "Award" as used herein means any Option, Restricted Stock Award, or Other Stock-Based Award, or any other right or interest relating to Common Stock or cash, granted to a Participant under the Plan.

          (c) The term "Common Stock" as used herein means the shares of common stock of the Company as constituted on the Effective Date, and any other shares into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

          (d) The term "Effective Date" as used herein means the date that the Plan is adopted by the Board or such other date as the Board shall determine.

          (e) Except as otherwise determined by the Committee in its sole discretion, the "Fair Market Value" as of any determination date and in respect of any share of Common Stock shall be (i) if the Common Stock is listed for trading on the New York Stock Exchange, the closing price, regular way, of the Common Stock on such determination date as reported on the New York Stock Exchange Composite Tape, or if no such reported sale of the Common Stock shall have occurred on such determination date, on the next preceding date on which there was such a reported sale; (ii) if the Common Stock is not so listed but is listed on another national securities exchange or authorized for quotation on the National Association of Securities Dealers Inc.'s Nasdaq National Market ("Nasdaq National Market"), the closing price, regular way, of the Common Stock on such exchange or Nasdaq National Market, as the case may be, on which the largest number of shares of Common Stock have been traded in the aggregate on the preceding 20 trading days on such determination date, or if no such reported sale of the Common Stock shall have occurred on such determination date on such exchange or Nasdaq National Market, as the case may be, on the preceding date on which there was such a reported sale on such exchange or Nasdaq National Market, as the case may be; (iii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on Nasdaq National Market, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on such determination date, or if no such prices shall have been so reported for such determination date, on the next preceding date for which such prices were so reported; or (iv) if the Common Stock is not listed for trading on a national securities exchange, authorized for quotation on Nasdaq National Market or reported on NASDAQ, the fair market value of the Common Stock on such determination date, as determined by the Committee in its sole discretion.

      1.7 Agreements Evidencing Awards.
          -----------------------------

          (a) Awards granted under the Plan shall be evidenced by written agreements. Any such written agreements shall (i) contain such provisions not inconsistent with the terms of the Plan as the Committee may in its sole discretion deem necessary or desirable, and (ii) be referred to herein as "Plan agreements."

          (b) Each Plan agreement shall set forth the number of shares of Common Stock subject to the Award granted thereby.

          (c) Each Plan agreement with respect to the granting of an Option shall set forth the amount (the "Option Exercise Price") payable by the grantee to the Company in connection with the exercise of the Option evidenced thereby. Except as otherwise determined by the Committee, the Option Exercise Price per share shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted. In no event shall an Option be granted with an exercise price of less than 50 percent of Fair Market Value of the shares of Common Stock on the date the Option is granted. In no event shall incentive stock options or stock options intended to be performance-based compensation under Code Section 162(m) be granted with an exercise price of less than

100 percent of Fair Market Value on the date the Option is granted (subject, in the case of incentive stock options, to Section 2.6 of the Plan).

                                   ARTICLE 2
                                 STOCK OPTIONS

      2.1  Grant of Stock Options.
           -----------------------

          The Committee may grant Options to purchase shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. Incentive stock options shall be subject to the provisions of Section 2.6.

      2.2 Exercisability of Options.
          --------------------------

          Subject to the other provisions of this Plan:

          (a) Exercisability -- In General.  Each Plan agreement shall set forth
              -----------------------------
the period during which and the conditions subject to which the Option evidenced thereby shall be exercisable, as determined by the Committee in its sole discretion (including without limitation any limitations or prohibitions on exercisability after termination of employment).

          (b) Initial Exercisability; Term.  Unless the applicable Plan
              -----------------------------
agreement, in the Committee's sole discretion, otherwise specifies:

                    (i) no Option shall be exercisable prior to the first anniversary of the date of grant;

                    (ii) unless otherwise earlier expired, terminated or canceled under the Plan or the Plan agreement, each Option granted under the Plan shall become exercisable (A) on the first anniversary of the date of grant, with respect to 25 percent of the shares of Common Stock subject to the Option, rounded down to the next lower full share of Common Stock, and (B) on the first day of each of the next 48 months following such anniversary, with respect to 1.5625 percent of such shares, rounded down to the next lower full share of Common Stock; provided that, to the extent that the exercisability of the Option is delayed with respect to fractional shares on account of rounding, the Option shall also become exercisable with respect to such fractional shares if and as they become a whole share on a cumulative basis; and

                    (iii) each Option that becomes exercisable shall remain 100 percent exercisable through the day prior to the 10th anniversary of the date of grant or such earlier date on which it expires, terminates or is canceled under the Plan or the Plan agreement, at which time such Option shall terminate and cease to be exercisable.

          (c) Exercisability After Termination of Employment.  Unless otherwise
              -----------------------------------------------
provided in the Plan agreement or herein, no Option (or portion thereof) shall ever be exercisable if the grantee's employment with the Company or its Affiliates has terminated before the time at which such Option would otherwise have become exercisable, and any Option that would otherwise become exercisable after such termination shall not become exercisable and shall be canceled upon such termination. Notwithstanding the foregoing provisions of this Section 2.2, Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the sole discretion of the Committee.

          (d) Partial Exercise Permitted.  Unless the applicable Plan agreement
              ---------------------------
otherwise provides, an Option granted under the Plan may be exercised from time to time as to all or part of the full number of shares as to which such Option shall then be exercisable.

          (e) Notice of Exercise; Exercise Date.
              ---------------------------------

                    (i) An Option shall be exercisable by the filing of a written notice of exercise with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 2.4.

                    (ii) Unless the applicable Plan agreement otherwise provides or the Committee in its sole discretion otherwise determines, the date of exercise of an Option shall be the date the Company receives such written notice of exercise.

      2.3  Limitation on Exercise.
           ----------------------

           Notwithstanding any other provision of the Plan, and subject to
Section 2.6, no Plan agreement shall permit an incentive stock option to be exercisable more than 10 years after the date of grant.

      2.4  Payment of Option Price.
           -----------------------

           (a) Tender Due Upon Notice of Exercise.  Unless the applicable Plan
               -----------------------------------
agreement otherwise provides or the Committee in its sole discretion otherwise determines, any written notice of exercise of an Option shall be accompanied by payment of the full purchase price for the shares being purchased.

           (b) Manner of Payment. Payment of the Option Exercise Price shall be
               -----------------
made in any combination of the following:

                    (i) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee);

                    (ii) with the consent of the Committee in its sole discretion, by personal check (subject to collection) , which may in the Committee's sole discretion be deemed conditional;

                    (iii) if and to the extent provided in the applicable Plan agreement, by delivery of previously acquired shares of Common Stock having a Fair Market Value (determined as of the Option exercise date) equal to the portion of the Option Exercise Price being paid thereby, provided that the Committee may require the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery does not require any Consent (as defined in Section 5.2(b));

                    (iv) with the consent of the Committee in its sole discretion, by the promissory note and agreement of the grantee providing for payment with interest on the unpaid balance accruing at a rate not less than that needed to avoid the imputation of income under Code Section 7872 and upon such terms and conditions (including the security, if any, therefor) as the Committee may determine; provided that any promissory note issued in accordance with this
          Section 2.4(b)(v) shall be secured by the stock issued in connection with delivery of such note and shall provide for full recourse against the grantee, unless the Committee otherwise determines; and

                    (v) if permitted by the Committee in its sole discretion, through the written election of the grantee to have Common Stock withheld by the Company from the Common Stock otherwise to be received, with such withheld Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Exercise Price; provided that the Committee may provide at the time of the award that it shall not have discretion to decline such election.

          (c) Cashless Exercise.  Payment in accordance with clause (i) of
              ------------------
Section 2.4(b) may be deemed to be satisfied if and to the extent acceptable to the Committee in its sole discretion, as provided in the applicable Plan agreement or otherwise, (i) by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Common Stock acquired upon exercise to pay for all of the Common Stock acquired upon exercise and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be made at the grantee's direction at the time of exercise, provided that the Committee may require the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery does not require any Consent (as defined in Section 5.2(b)), or (ii) pursuant to such other arrangement for cashless exercises as may be acceptable to the Committee in its sole discretion.

          (d) Issuance of Shares.  As soon as practicable after receipt of full
              -------------------
payment, the Company shall deliver to the grantee one or more certificates for the shares of Common Stock so purchased, which certificates may bear such legends as the Company may deem appropriate concerning restrictions, including without limitation any applicable rights of first refusal or rights of repurchase, on the disposition of the shares in accordance with applicable securities laws, rules and regulations, or the Plan or the applicable Plan agreement, or otherwise. Any fractional shares of Common Stock resulting from a grantee's election under Section 2.4(b) or 5.4 that are accepted by the Company shall in the sole discretion of the Committee be paid in cash.

      2.5 Termination of Employment Due to Death.
          ---------------------------------------

          Unless the applicable Plan agreement provides otherwise, if a grantee is employment terminates by reason of death, the Options (if any) otherwise exercisable by him immediately prior to his death shall be exercisable by the person to whom such Options pass under the grantee's will (or, if applicable, pursuant to the laws of descent or distribution) until the earlier of (i) one year after the grantee's death or (ii) the date on which such Options terminate or expire in accordance with provisions of the Plan and the Plan agreement. Any person who obtains the right to exercise the Options shall be subject to all the provisions of the Plan and the Plan agreement.

      2.6 Special ISO Requirements.
          -------------------------

          In order for a grantee to receive special tax treatment with respect to stock acquired under an Option intended to be an incentive stock option, the grantee of such Option must be, at all times during the period beginning on the date of grant and ending on the day three months before the date of exercise of such Option, an employee of the Company or any of the Company's parent or subsidiary corporations (within the meaning of Code Section 424), or of a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which Code Section 424(a) applies. No Option intended to be an incentive stock option shall be granted under the Plan unless the Plan is approved, directly or indirectly, by (i) the express consent of stockholders holding at least a majority of the Company's voting stock voting in person or by proxy at a duly held stockholders, meeting, or (ii) the unanimous written consent of the stockholders of the Company, within 12 months before or after the date the Plan is adopted. If an Option granted under the Plan is intended to be an incentive stock option, and if the grantee, at the time of the grant, owns stock possessing 10 percent or more of the total combined voting power of all classes of stock of the grantee's employer corporation or of its parent or subsidiary corporation, then (i) the Option Exercise Price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant, and (ii) such Option shall not be exercisable after the expiration of five years after the date such Option is granted.

                                   ARTICLE 3
                            RESTRICTED STOCK AWARDS

      3.1. Grant of Restricted Stock.
           --------------------------

           The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

      3.2. Issuance and Restrictions.
           --------------------------

           Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

      3.3. Forfeiture.
           -----------

           Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

      3.4. Certificates for Restricted Stock.
           ----------------------------------

           Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

                                   ARTICLE 4
                            OTHER STOCK-BASED AWARDS

    4.1.  Grant of Other Stock-Based Awards.
          ----------------------------------

          The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Common Stock awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, and Awards valued by reference to book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards.

                                   ARTICLE 5
                                 MISCELLANEOUS

    5.1   Amendment of the Plan; Modification of Awards.
          ----------------------------------------------

          (a) Plan Amendments.  The Board may, without stockholder approval, at
              ---------------
any time and from time to time suspend, discontinue or amend the Plan in any respect whatsoever, except that no such amendment shall impair any rights under any Option theretofore granted under the Plan without the consent of the grantee of such Option; provided that the Board may not make any amendment to the Plan that would, if such amendment were not approved by the stockholders of the Company, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the stockholders of the Company is obtained. Furthermore, from and after the time the Plan is initially approved by the stockholders, except as and to the extent otherwise permitted by
Section 5.5 or 5.11, no such amendment shall, without stockholder approval, provide for the grant of stock options that are intended to be performance-based for purposes of Code Section 1.62(m), or any incentive stock options, having an Option Exercise Price per share of Common Stock less than 100 percent of the Fair Market Value of a share of Common Stock on the date of grant.

          (b) Award Modifications.  With the consent of the grantee and subject
              -------------------
to the terms and conditions of the Plan (including Section 5.1(a)), the Committee may amend outstanding Plan agreements with such grantee, including, without limitation, any amendment which would (i) accelerate the time or times at which an Option may vest or become exercisable and/or (ii) extend the scheduled termination or expiration date of the Option.

    5.2   Restrictions.
          -------------

          (a) Consent Requirements.  If the Committee shall at any time
              --------------------
determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award under the Plan, the acquisition, issuance or purchase of shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. Without limiting the generality of the foregoing, the Committee shall be entitled to determine not to make any payment whatsoever until Consent has been given if (i) the Committee may make any payment under the Plan in cash, Common Stock or both, and (ii) the Committee determines that Consent is necessary or desirable as a condition of, or in connection with, payment in any one or more of such forms.

          (b) Consent Defined.  The term "Consent" as used herein with respect
              ----------------
to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or other self-regulatory organization or under any federal, state, local or foreign law, rule or regulation, (ii) the expiration, elimination or satisfaction of any prohibitions, restrictions or limitations under any federal, state or local law, rule or regulation or the rules of any securities exchange or other self-regulatory organization, (iii) any and, all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and (iv) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies or any parties to any loan agreements or other contractual obligations of the Company or any Affiliate.

    5.3   Nontransferability.
          -------------------

          No Option or unvested Restricted Stock Award granted to any grantee under the Plan or under any Plan agreement shall be assignable or transferable by the grantee other than by will or by the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability, (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Awards. During the lifetime of the grantee, all rights with respect to any Option granted to the grantee under the Plan or under any Plan agreement shall be exercisable only by him.

    5.4   Withholding Taxes.
          ------------------

          Whenever under the Plan shares of Common Stock are to be delivered pursuant to an Award, the Committee may require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. Whenever cash is to be paid under the Plan, the Company may, as a condition of its payment, deduct therefrom, or from any salary or other payments due to the grantee, an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto or to the delivery of any shares of Common Stock under the Plan.

          Upon exercise of an Option, the grantee may, if permitted by the Committee in its sole discretion, make a written election to have shares of Common Stock then issued withheld by the Company from the shares of Common Stock otherwise to be received, or to deliver previously owned shares of Common Stock, in order to satisfy the liability for such withholding taxes. In the event that the grantee makes, and the Committee permits, such an election, the number of shares of Common Stock so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or other governmental income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its sole discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. Notwithstanding anything contained in the Plan to the contrary, the grantee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide shares of Common Stock to the grantee, and the failure of the grantee to satisfy such requirements with respect to the exercise of an Option shall cause such Option to be canceled.

    5.5   Adjustments Upon Changes in Capitalization.
          -------------------------------------------

          In the event a stock dividend is declared upon the Common Stock, the shares of Common Stock then subject to each unexercised Award shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Common Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Common Stock then subject to each Award the number and class of shares into which each outstanding share of Common Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award; provided that any Awards covering fractional shares of Common Stock resulting from any such adjustment shall be eliminated. The foregoing provisions of this Section 5.5 shall not apply with respect to the twenty-for-one split of the Common Stock to be effective on October 16, 1996.

    5.6   Right of Discharge Reserved.
          ----------------------------

          Nothing in the Plan or in any Plan agreement shall confer upon any person the right to continue in the employment or service of the Company or an Affiliate or affect any right which the Company or an Affiliate may have to terminate the employment or service of such person.

    5.7   No Rights as a Stockholder.
          ---------------------------

          No grantee or other person shall have any of the rights of a stockholder of the Company with respect to shares subject to an Award until the issuance of a stock certificate (including any restricted stock certificate, unless otherwise provided in an applicable Plan agreement) to him for such shares. Except as otherwise provided in Section 5.5, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

    5.8   Nature of Payments.
          -------------------

          (a) Any and all Awards hereunder shall be granted, issued, delivered or paid, as the case may be, in consideration of services performed for the Company or for its Affiliates by the grantee.

          (b) All such Awards shall be considered special incentive payments to the grantee and shall not, unless otherwise determined by the Committee or required by the terms of such benefit plan or agreement, be taken into account in computing the grantee's salary or compensation for the purposes of determining any benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate or (ii) any agreement between the Company or any Affiliate and the grantee.

          (c) By accepting an Award under the Plan, the grantee shall thereby waive any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided herein or in the applicable Plan agreement, notwithstanding any contrary provision in any written employment contract with the grantee, whether any such contract is executed before or after the grant date of the Award.

    5.9   Non-Uniform Determinations.
          ---------------------------

          The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive Awards under the Plan, and (b) the terms and provisions of Awards under the Plan.

    5.10  Other Payments or Awards.
          -------------------------

          Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company, any Affiliate or the Committee from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

    5.11  Reorganization.
          ---------------

          (a) In the event that the Company is merged or consolidated with another corporation and, whether or not the Company shall be the surviving corporation, there shall be any change in the shares of Common Stock by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a "Change of Control" (as defined in Section 5.11(c) below) after the date of the adoption of this Plan, or in the event of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a "Reorganization Event") or in the event that the Board shall propose that the Company enter into a Reorganization Event, then the Committee may in its sole discretion, by written notice to a grantee, provide that the grantee's Options will be terminated unless exercised within 30 days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice; provided that if the Committee takes such action the Committee also shall accelerate the dates upon which all outstanding Options of such grantee shall be exercisable. Without limiting the generality of the foregoing, or of any other provisions of this Section 5.11, in the event of a Change of Control (as defined in Section 5.11(c) below) (i) each Option granted under the Plan shall become fully and immediately exercisable for all of the shares of Common Stock with respect to which the Option had not previously become exercisable pursuant to
Section 2.2 or the applicable Plan agreement, and (ii) all restrictions on outstanding Restricted Stock Awards shall lapse immediately. The Committee also may in its sole discretion by written notice to a grantee provide that all or some of the restrictions on any of his other Awards may lapse in the event of a Reorganization Event upon such terms and conditions as the Committee may determine.

          (b) Whenever deemed appropriate by the Committee, the actions referred to in Section 5.11(a) may be made conditional upon the consummation of the applicable Reorganization Event.

          (c) For purposes of Section 5.11(a), any of the following events shall constitute a "Change of Control":

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a

          "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (B) any acquisition directly from the Company, (C) any acquisition by the Company, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
          (iii) of this definition; or

               (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such

          Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding the foregoing, the term "Change of Control" shall not include an offering of any class of shares of Common Stock of the Company or any of its Affiliates registered under the Securities Act of 1933, as amended (or any successor act).

    5.12  Section Headings.
          -----------------

          The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

    5.13  Rights of First Refusal and Repurchase.
          ---------------------------------------

          At the time of grant, the Committee may provide in connection with any grant made under the Plan that shares of Common Stock received in connection with Awards shall be subject to a right of first refusal pursuant to which the Company shall be entitled to purchase such shares of Common Stock in the event of a prospective sale of the shares of Common Stock, subject to such terms and conditions as the Committee may specify at the time of grant or (if permitted by the Plan agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to purchase such shares of Common Stock at a price determined by, or under a formula set by, the Committee at the time of grant or (if permitted by the Plan agreement) thereafter, subject to such other terms and conditions as the Committee may specify at the time of grant.

    5.14  Exculpation and Indemnification.
          --------------------------------

          To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

    5.15  Effective Date and Term of the Plan.
          ------------------------------------

          (a) The Plan shall be effective as of the Effective Date; provided that, notwithstanding any other provision of the Plan, no incentive stock option made under the Plan shall be exercisable unless and until the Plan is approved, directly or indirectly, by (i) the express consent of stockholders holding at least a majority of the Company's voting stock voting in person or by proxy at a duly held stockholders meeting, or (ii) the unanimous written consent of the stockholders of the Company, within 12 months before or after the date the Plan is adopted.

          (b) The Plan shall terminate 10 years after the earlier of the date on which it becomes effective or is approved by shareholders, and no Awards shall thereafter be made under the Plan. Notwithstanding the foregoing, all Awards made under the Plan prior to such termination date shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan agreement.

    5.16  Governing Law.
          --------------

          THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

          The foregoing is hereby acknowledged as being the LHS Group, Inc. 1996 Stock Incentive Plan as ratified by the Board of Directors of the Company on October 14, 1996.

                                      LHS GROUP, INC.


                                      By:  /s/ Hartmut Lademacher
                                           ------------------------------------

                                      Its: Chairman and Chief Executive Officer
                                           ------------------------------------